Exhibit  8.1

haledorr.com
60 State Street • Boston, MA 02109
617-526-6000 • Fax  617-526-5000

March 24, 2004

Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, Massachusetts 02142

     Re:   Registrations Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Akamai Technologies, Inc., a Delaware corporation (the “Company”) in connection with the registration by the Company of $200,000,000 of 1.0% Convertible Senior Notes due 2033 (the “Notes”) and the underlying shares of common stock issuable upon conversion of such Notes (the “Shares”) of the Company.

     This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-3. In our capacity as counsel to the Company and for purposes of rendering this opinion, we have examined and relied upon the factual matters set forth in the Registration Statement, the schedules and exhibits thereto, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have assumed that all parties to any documents examined by us have acted, and will act, in accordance with the terms of such documents without any waiver or modification of their terms and conditions.

     The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the ownership of Notes and Shares under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the date of this opinion, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the date of this opinion in the application or interpretation of the income tax laws of the United States.

     Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

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Hale and Dorr LLP is a Massachusetts Limited Liability Partnership

Akamai Technologies, Inc.
March 24, 2004

     This opinion addresses only certain United States federal income tax aspects of the ownership of Notes and Shares and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the ownership of Notes and Shares or any other transaction. Without limiting the generality of the foregoing, we express no opinion regarding the tax consequences to shareholders of Company that are subject to special tax rules.

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, the statements of law and legal conclusions regarding the United States federal income tax consequences set forth in the section entitled “Summary of Certain United States Federal Income Tax Considerations” in the Registration Statement, subject to the limitations, qualifications and assumptions set forth therein, constitute our opinion as to such tax consequences.

     This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of ownership of Notes and Shares. In giving this consent, however, we do not hereby concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HALE AND DORR LLP
HALE AND DORR LLP